QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.3

THIRD AMENDMENT
(FACILITY B)

        THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT ("Third Amendment"), dated as of April 19, 2002, is entered into by and among CROWN PACIFIC LIMITED PARTNERSHIP, a Delaware limited partnership (the "Company"), BANK OF AMERICA, N.A., as agent for the Banks (the "Agent"), and those financial institutions parties to the Agreement (collectively, the "Banks") signatory hereto.

RECITALS

        A.    The Company, the Banks, and the Agent are parties to an Amended and Restated Credit Agreement dated as of December 1, 1999, pursuant to which the Agent and the Banks have extended certain credit facilities to the Company, as amended by that certain First Amendment to Amended and Restated Facility B Credit Agreement dated as of March 20, 2001, that certain Temporary Waiver to Amended and Restated Credit Agreement and that certain Second Amendment to Amended and Restated Facility B Credit Agreement dated as of November 7, 2001 (as so amended, the "Agreement").

        B.    The Company, the Banks, and the Agent now hereby wish to amend the Agreement in certain respects, all as set forth in greater detail below.

        NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.    Defined Terms.    Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to them in the Agreement.

        2.    Amendments to the Agreement.

          (a)  A new definition of "Adjusted EBITDA" in the form of the definition of "Adjusted EBITDA "set forth on Exhibit A hereto is added to Section 1.1 of the Agreement in the appropriate alphabetical order.

          (b)  A new definition of "Borrowing Base" in the form of the definition of "Borrowing Base" set forth on Exhibit A hereto is added to Section 1.1 of the Agreement in appropriate alphabetical order.

          (c)  A new definition of "Borrowing Base Certificate" in the form of the definition of "Borrowing Base Certificate" set forth on Exhibit A hereto is added to Section 1.1 of the Agreement in appropriate alphabetical order.

          (d)  A new definition of "Capital Expenditures" in the form of the definition of "Capital Expenditures" set forth on Exhibit A hereto is added to Section 1.1 of the Agreement in the appropriate alphabetical order.

          (e)  The definition of "EBITDA" set forth in Section 1.1 of the Agreement is hereby deleted in its entirety, and a new definition of "EBITDA" in the form set forth on Exhibit A hereto is substituted therefor.

          (f)    A new definition of "Eligible Inventory" in the form of the definition of "Eligible Inventory" set forth on Exhibit A hereto is added to Section 1.1 of the Agreement in appropriate alphabetical order.

          (g)  A new definition of "Eligible Receivables" in the form of the definition of "Eligible Receivables" set forth on Exhibit A hereto is added to Section 1.1 of the Agreement in appropriate alphabetical order.

          (h)  A new definition of "Leverage Ratio" in the form of the definition of "Leverage Ratio" set forth on Exhibit A hereto is added to Section 1.1 of the Agreement in appropriate alphabetical order.

          (i)    A new definition of "Leverage Ratio Trigger Date" in the form of the definition of "Leverage Ratio Trigger Date" set forth on Exhibit A hereto is added to Section 1.1 of the Agreement in appropriate alphabetical order.

          (j)    A new definition of "Net Proceeds" in the form of the definition "Net Proceeds" set forth on Exhibit A hereto is added to Section 1.1 of the Agreement in appropriate alphabetical order.

          (k)  The definition of "Revolving Termination Date" set forth in Section 1.1 of the Agreement is hereby deleted in its entirety, and a new definition of "Revolving Termination Date" in the form of the definition of "Revolving Termination Date" set forth on Exhibit A hereto is substituted therefor.

          (l)    A new definition of "Third Amendment Effective Date" in the form of the definition of "Third Amendment Effective Date" set forth on Exhibit A hereto is added to Section 1.1 of the Agreement in appropriate alphabetical order.

          (m)  Subsection 2.1(a) of the Agreement is hereby deleted in its entirety, and a new Subsection 2.1(a) in the form of Subsection 2.1(a) set forth on Exhibit A hereto is substituted therefor.

          (n)  Subsection 2.3(a) of the Agreement is hereby deleted in its entirety, and a new Subsection 2.3(a) in the form of Subsection 2.3(a) set forth on Exhibit A hereto is substituted therefor.

          (o)  Subsection 2.4(a) of the Agreement is hereby deleted in its entirety, and a new Subsection 2.4(a) in the form of Subsection 2.4(a) set forth on Exhibit A hereto is substituted therefor.

          (p)  Section 2.5 of the Agreement is hereby deleted in its entirety, and a new Section 2.5 in the form of Section 2.5 set forth on Exhibit A hereto is substituted therefor.

          (q)  Section 2.6 of the Agreement is hereby deleted in its entirety, and a new Section 2.6 in the form of Section 2.6 set forth on Exhibit A hereto is substituted therefor.

          (r)  Section 2.7 of the Agreement is hereby deleted in its entirety, and a new Section 2.7 in the form of Section 2.7 set forth on Exhibit A hereto is substituted therefor.

          (s)  Section 2.10(a) of the Agreement is hereby deleted in its entirety, and a new Section 2.10 in the form of Section 2.10(a) set forth on Exhibit A hereto is substituted therefor.

          (t)    Section 3.1(a) of the Agreement is hereby deleted in its entirety, and a new Section 3.1 in the form of Section 3.1(a) set forth on Exhibit A hereto is substituted therefor.

          (u)  Subsection 5.2(e) of the Agreement is hereby deleted in its entirety, and a new Subsection 5.2(e) in the form of Subsection 5.2(e) set forth on Exhibit A hereto is substituted therefor.

          (v)  Section 7.1 of the Agreement is hereby deleted in its entirety, and a new Section 7.1 in the form of Section 7.1 set forth on Exhibit A hereto is substituted therefor.

          (w)  A new Section 7.13 of the Agreement in the form of Section 7.13 set forth on Exhibit A hereto is hereby added to the Agreement.

          (x)  Subsections 8.1(a), (i), (j), (l) and (m) of the Agreement are hereby deleted in their entireties, and new Subsections 8.1(a), (i), (j), (l), (m) and (n) in the form of Subsections 8.1(a), (i), (j), (l), (m) and (n) set forth on Exhibit A hereto are substituted therefor.

          (y)  Section 8.2 of the Agreement is hereby deleted in its entirety, and a new Section 8.2 in the form of Section 8.2 set forth on Exhibit A hereto is substituted therefor.

          (z)  Section 8.3 of the Agreement is hereby deleted in its entirety, and a new Section 8.3 in the form of Section 8.3 set forth on Exhibit A hereto is substituted therefor.

          (aa) Section 8.4 of the Agreement is hereby deleted in its entirety, and a new Section 8.4 in the form of Section 8.4 set forth on Exhibit A hereto is substituted therefor.

          (bb) Section 8.5 of the Agreement is hereby deleted in its entirety, and a new Section 8.5 in the form of Section 8.5 set forth on Exhibit A hereto is substituted therefor.

          (cc) Section 8.6 of the Agreement is hereby deleted in its entirety, and new Section 8.6 in the form of Section 8.6 set forth on Exhibit A hereto is substituted therefor.

          (dd) Section 8.9 of the Agreement is hereby deleted in its entirety, and new Section 8.9 in the form of Section 8.9 set forth on Exhibit A hereto is substituted therefor.

          (ee) Section 8.10 of the Agreement is hereby deleted in its entirety, and new Section 8.10 in the form of Section 8.10 set forth on Exhibit A hereto is substituted therefor.

          (ff)  Section 8.11 of the Agreement is hereby deleted in its entirety, and new Section 8.11 in the form of Section 8.11 set forth on Exhibit A hereto is substituted therefor.

          (gg) Section 8.15 of the Agreement is hereby deleted in its entirety, and a new Section 8.15 in the form of Section 8.15 set forth on Exhibit A hereto is substituted therefor.

          (hh) Section 8.16 of the Agreement is hereby deleted in its entirety.

          (ii)  Section 8.17 of the Agreement is hereby deleted in its entirety.

          (jj)  Section 11.1 of the Agreement is hereby deleted in its entirety, and a new Section 11.1 in the form of Section 11.1 set forth on Exhibit A hereto is substituted therefor.

          (kk) Section 11.6 of the Agreement is hereby deleted in its entirety, and a new Section 11.6 in the form of Section 11.6 set forth on Exhibit A hereto is substituted therefor.

          (ll)  Schedule 1.1 to the Agreement is hereby deleted in its entirety, and a new Schedule 1.1 in the form of Schedule 1.1 attached hereto is substituted therefor.

    (mm) Schedule 2.7 to the Agreement is hereby deleted in its entirety.

          (nn) A new Schedule 7.1(j) in the form of Schedule 7.1(j) attached hereto is hereby added to the Agreement.

          (oo) Schedule 8.1 to the Agreement is hereby deleted in its entirety, and a new Schedule 8.1 in the form of Schedule 8.1 attached hereto is substituted therefor.

          (pp) Schedule 8.2(f)(ii) to the Agreement is hereby deleted in its entirety.

          (qq) Schedule 8.4 to the Agreement is hereby deleted in its entirety.

          (rr)  Schedule 8.5 to the Agreement is hereby deleted in its entirety, and a new Schedule 8.5 in the form of Schedule 8.5 attached hereto is substituted therefor.

          (ss)  Schedule 8.6 to the Agreement is hereby deleted in its entirety, and a new Schedule 8.6 in the form of Schedule 8.6 attached hereto is substituted therefor.

          (tt)  Schedule 8.9 to the Agreement is hereby deleted in its entirety, and a new Schedule 8.9 in the form of Schedule 8.9 attached hereto is substituted therefor.

          (uu) Schedule 11.2 to the Agreement is hereby amended to add the following language at the end of the address for notices for Crown Pacific Limited Partnership: "and Roger L. Krage, General Counsel, Telephone (503) 274-2300, Facsimile: (503) 228-4875."

        3.    Representations and Warranties.    The Company hereby represents and warrants to the Agent and the Banks, as of the Third Amendment Effective Date (as defined below), as follows:

          (a)  Upon giving effect to this Third Amendment as of the Third Amendment Effective Date, no Default or Event of Default has occurred and is continuing.

          (b)  The execution, delivery and performance by the Company of this Third Amendment have been duly authorized by all necessary partnership and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any person (including any Governmental Authority) in order to be effective and enforceable. The Agreement as amended by this Third Amendment constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, without defense, counterclaim or offset except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability whether enforcement is sought in a proceeding at law or in equity.

          (c)  Upon giving effect to this Third Amendment as of the Third Amendment Effective Date, all representations and warranties of the Company contained in the Agreement are true and correct in all material respects except (i) to the extent such representations and warranties specifically relate to an earlier date or (ii) as otherwise disclosed on Schedule Amend-3(c).

          (d)  The Company is entering into this Third Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Agent and the Banks or any other person.

        4.    Third Amendment Effective Date.    This Third Amendment will become effective on April 19, 2002 or the first Business Day thereafter as of which each of the following conditions precedent has been satisfied (the "Third Amendment Effective Date"):

          (a)  The Agent has received from the Company and each of the Banks a duly executed original or facsimile counterpart of this Amendment (any such facsimiles to be promptly followed by the originals thereof).

          (b)  The "Third Amendment Effective Date" as defined in the Third Amendment to the Facility A Credit Agreement of even date herewith has occurred or is occurring contemporaneously as of the Third Amendment Effective Date hereunder.

          (c)  The Agent has received the opinions of Skadden, Arps, Slate, Meagher & Flom LLP, as special counsel to the Company, and Ball Janik LLP, as special counsel to the Company and the Partner Entities (other than Fremont), addressed to the Agent and the Banks, substantially in the forms attached as Exhibits B and C hereto.

          (d)  The Company shall have paid to the Agent, for application to the payment and/or prepayment of the Facility A Loans and the Facility B Loans, an amount equal to $64,734,356; provided that satisfaction of the corresponding condition precedent in the Third Amendment to the Facility A Credit Agreement dated as of the date hereof shall be deemed to satisfy this condition precedent.

          (e)  The Company shall have paid to the Agent (or to such party as the Agent directs), its reasonable legal and non-legal expenses incurred through the date hereof in connection with this Third Amendment including the reasonable legal fees and expenses of Moore & Van Allen, PLLC, as counsel to the Agent and the fees and expenses of Ernst & Young Corporate Finance LLC, as financial advisor to the Agent's counsel; provided that satisfaction of the corresponding condition precedent in the Third Amendment to the Facility A Credit Agreement dated as of the date hereof shall be deemed to satisfy this condition precedent.

          (f)    The Company shall have funded the retainer required by Section 8 hereof to the reasonable satisfaction of the Agent.

          (g)  The Company shall have delivered to the Agent a Borrowing Base Certificate as of March 31, 2002 in substantially the form of Schedule 7.1(j) and certified by a Responsible Officer of the Company to be true and correct as of such date.

          (h)  The Company shall have delivered to the Agent a fully executed copy of that certain Intercreditor Agreement dated as of the date hereof among the Company, the Collateral Agent appointed pursuant to the terms of the Intercreditor Agreement, Bank of America, N.A., as Agent for the Banks from time to time party to the Facility A Credit Agreement, the Banks party to the Facility A Credit Agreement, and the holders of the Senior Notes.

          (j)    The Company shall have paid to the Agent, for the ratable benefit of the Banks, a restructuring fee equal to $100,000.

        5.    Application of Proceeds.    Notwithstanding any provision to the contrary contained in the Agreement or the Facility A Credit Agreement, the Company and the Banks hereby acknowledge and agree that the amounts delivered to the Agent as contemplated by Section 4(d) of this Third Amendment shall be applied as follows: (i) $10,000,000 to the Facility B Loans, in the manner contemplated by Section 2.7(a)(i)(C) of the Agreement (as amended by this Third Amendment), but without any reduction in the Aggregate Commitment thereunder and (ii) $54,734,356 to the Facility A Loans, in the manner contemplated by Section 2.7(a)(i)(D) of the Facility A Credit Agreement (as amended by the Third Amendment thereto of even date herewith) with a corresponding permanent reduction in the Aggregate Commitment and the Commitment of each Bank party thereto.

        6.    Reservation of Rights.    The Company acknowledges and agrees that the execution and delivery by the Agent and the Banks of this Third Amendment shall not be deemed to create a course of dealing or otherwise obligate the Agent or the Banks to enter into similar amendments under the same or similar circumstances in the future.

        7.    Release.    Each of the Company and the Partner Entities hereby releases the Agent, the Banks, and the Agent's and the Banks' respective officers, employees, representatives, Affiliates, advisors, agents, managers, counsel, and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act on or prior to the date hereof.

        8.    Retainers.    The Company shall pay to the Agent (or to such other person as the Agent directs) $100,000 to serve as a retainer for the payment of the reasonable fees and expenses of Ernst & Young Corporate Finance LLC, as financial advisor to the Agent's counsel.

        9.    Waiver.    The Banks hereby waive any Default or Event of Default that may exist as a result of the Company's failure to provide the audited financial statements required by Section 7.1(a) of the Agreement for the fiscal year ended December 31, 2001; provided, however that an Event of Default shall exists under the Agreement if the audited financial statements required by Section 7.1(a) of the Agreement are not delivered to the Agent on or before April 22, 2002. This is a one-time waiver given only for the limited purposes set forth herein and shall be effective only in the specific circumstances provided for above.

        10.    Miscellaneous.

          (a)  Except as herein expressly amended or waived, all terms, covenants and provisions of the Agreement are and shall remain in full force and effect and all references therein to such Agreement shall henceforth refer to the Agreement as amended or waived by this Third Amendment. This Third Amendment shall be deemed incorporated into, and a part of, the Agreement.

          (b)  This Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Third Amendment.

          (c)  This Third Amendment shall be governed by and construed in accordance with the law of the State of California.

          (d)  This Third Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

          (e)  This Third Amendment, together with the Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Third Amendment supersedes all prior drafts and communications with respect hereto. This Third Amendment may not be amended except in accordance with the provisions of Section 11.1 of the Agreement.

          (f)    If any term or provision of this Third Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Third Amendment or the Agreement, respectively.

          (g)  The Company confirms its obligations under Section 11.4(a) of the Agreement to reimburse the Agent for all costs and expenses including reasonable attorneys' fees and expenses incurred by the Agent in connection with this Third Amendment.

          (h)  This Third Amendment is a Loan Document executed pursuant to Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Agreement.

[signature pages follow]

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Third Amendment as of the date first above written.

CROWN PACIFIC LIMITED PARTNERSHIP
By:	CROWN PACIFIC MANAGEMENT LIMITED PARTNERSHIP, its General Partner
	By:	HS CORP. OF OREGON, its General Partner
By:

Name:
Title:
BANK OF AMERICA, N.A., as Agent
By:

Name:
Title:
BANK OF AMERICA, N.A., as Issuing Bank, Swingline Bank and a Bank
By:

Name:
Title:
UNION BANK OF CALIFORNIA, N.A., as Syndication Agent and as a Bank
By:

Name:
Title:

BANK OF MONTREAL, as Co-Agent and as a Bank
By:

Name:
Title:
KEYBANK NATIONAL ASSOCIATION, as Co-Agent and as a Bank
By:

Name:
Title:
ABN AMRO BANK, N.V.
By:

Name:
Title:
SUNTRUST BANK
By:

Name:
Title:
WELLS FARGO BANK, N.A.
By:

Name:
Title:

SUMITOMO MITSUI BANKING CORPORATION
By:

Name:
Title:
BNP PARIBAS (Successor in Interest to Paribas)
By:

Name:
Title:
WACHOVIA BANK, NATIONAL ASSOCIATION
By:

Name:
Title:
BANK HAPOALIM B.M.
By:

Name:
Title:

        The undersigned parties execute this document only for the limited purpose of agreeing to the release contained in Section 7.

By:	CROWN PACIFIC MANAGEMENT LIMITED PARTNERSHIP,
	By:	HS CORP. OF OREGON, its General Partner
By:

Name:
Title:
	By:	HS CORP. OF OREGON,
By:

Name:
Title:
By:	FTI HOLDINGS, L.P.
By:
Its General Partner
By:
Name:
Title:

Schedule Amend-3(c)

Exceptions to Representations and Warranties

1.
The representation and warranty in Section 6.11(b) of the Agreement is modified as follows: Since December 31, 2001, there has been no Material Adverse Effect.

2.
With respect to Section 6.7(a) of the Agreement, Schedule 6.7 is modified to delete item (a)(2). (Timber Operators Council, Inc.—Woodworkers IAM Defined Contribution Plan and Trust Coverage: eligible union employees at Coeur d'Alene, Idaho.)

3.
In connection with the representation and warranty in Section 6.23(b) of the Agreement, Attachment 1 to Schedule I of the Security Agreement is hereby replaced with Attachment 1 to Schedule I attached hereto and "Reno Lumber" is added to Item A of Schedule II.

ATTACHMENT 1 TO SCHEDULE I

Address of Property at Which
Inventory and Records are located

1. Address of Facilities

Desert Lumber 2500 Chism Street Reno, NV 89509	Desert Lumber 4950 N Berg Street North Las Vegas, NV 95682
Alliance Lumber 5770 W Northern Avenue Glendale, AZ 85303	Alliance Lumber 24610 S Rittenhouse Road Queen Creek, AZ 85242
Crown Pacific Limited Partnership 60 State Street Marysville, WA 98270	Crown Pacific Limited Partnership Gilchrist Mill No. 1. Sawmill Road P.O. Box 638 Gilchrist, OR 97737
Alliance Lumber 7400 E Adobe Drive Scottsdale, AZ 85255	Crown Pacific Limited Partnership 243701 Highway 101 West P.O. Box 2379 Port Angeles, WA 98362

2. Other Locations

(a)
Grantor's log yard and office at Milepost 77, Highway 20, P.O. Box 28, Hamilton, Washington 98225.

(b)
Various non-permanent locations on the timberlands owned by the Grantor and located in certain states listed on Attachment 2 to this Schedule I or located in such other locations with respect to which all actions necessary to maintain the Agent's security interest in such Inventory has been taken pursuant to the first sentence of Section 4.6.

(c)
On rolling stock in transit in the ordinary course of business.

(d)
Grantor's sales office at 1077 Gateway Loop, Springfield, Oregon 97477. (P.O. Box 7947, Eugene Oregon 97401.)

Exhibit A

        "Adjusted EBITDA" means EBITDA for such period excluding EBITDA contributed during such period from operations commonly known as Inland Tree Farm South, Inland Tree Farm North, Prineville, Coeur d'Alene and Bonners Ferry.

        "Borrowing Base" means, at any time, the sum of (i) 85% of Eligible Receivables, plus (ii) 60% of Eligible Inventory, in each case as set forth in the most recent Borrowing Base Certificate delivered to the Agent and the Banks in accordance with the terms of Section 7.1(j).

        "Borrowing Base Certificate" shall have the meaning assigned to such term in Section 7.1(j).

        "Capital Expenditures" means all expenditures of the Company and its Subsidiaries that, in accordance with GAAP, would be classified as capital expenditures, including, without limitation, capital leases.

        "EBITDA" means, for any period, and determined in accordance with GAAP for the Company and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) consolidated net income (or net loss) for such period, plus (ii) all amounts treated as expenses for depreciation, depletion and interest and the amortization of intangibles of any kind to the extent included in the determination of such consolidated net income (or loss) for such period, plus (iii) all accrued taxes on or measured by income to the extent included in the determination of such consolidated net income (or loss) for such period plus (iv) other non-cash items deducted in the calculation of consolidated income (or loss) for such period, minus (v) other non-cash items added in the calculation of consolidated net income (or loss) for such period; provided, however, that EBITDA shall be computed for these purposes without giving effect to extraordinary items or reductions in consolidated net income due to payments of make-whole amounts in respect of any Indebtedness.

        "Eligible Inventory" means, as of any date of determination and without duplication, the lower of the aggregate book value (based on a FIFO or a moving average cost valuation, consistently applied) or fair market value of all raw materials and finished goods inventory owned by the Company or any of its Subsidiaries less appropriate reserves determined in accordance with GAAP but excluding in any event (i) inventory which is (a) not subject to a perfected, first priority Lien in favor of the Agent to secure the Obligations or (b) subject to any other Lien that is not a Permitted Lien, (ii) inventory which is not in good condition or fails to meet standards for sale or use imposed by governmental agencies, departments or divisions having regulatory authority over such goods, (iii) inventory which is not useable or salable at prices approximating their cost in the ordinary course of the business, (iv) inventory located outside of the United States, (v) inventory located at a location not owned by the Company or any of its Subsidiaries with respect to which the Agent shall not have received a landlord's, warehousemen's, bailee's or appropriate waiver satisfactory to the Agent, (vi) inventory which is leased or on consignment, (vii) inventory not at a location of the Company or a Subsidiary of the Company which has been disclosed to the Agent pursuant to this Credit Agreement and (viii) inventory which fails to meet such other specifications and requirements as may from time to time be established by the Agent in its good faith reasonable discretion.

        "Eligible Receivables" means, as of any date of determination and without duplication, the aggregate book value of all accounts receivable, receivables, and obligations for payment created or arising from the sale of inventory or the rendering of services in the ordinary course of business (collectively, the "Receivables"), owned by or owing to the Company or any of its Subsidiaries, net of allowances and reserves for doubtful or uncollectible accounts and sales adjustments consistent with such Person's internal policies and in any event in accordance with GAAP, but excluding in any event (i) any Receivable which is (a) not subject to a perfected, first priority Lien in favor of the Agent to secure the Obligations or (b) subject to any other Lien that is not a Permitted Lien, (ii) Receivables which are more than 60 days past due or 90 days past invoice date, (iii) 50% of the book value of any Receivable not otherwise excluded by clause (ii) above but owing from an account debtor which is the account debtor on any existing Receivable then excluded by such clause (ii), unless the exclusion by such clause (ii) is a result of a legitimate dispute by the account debtor and the applicable Receivable is no more than 90 days past due, (iv) Receivables evidenced by notes, chattel paper or other instruments, unless such notes, chattel paper or instruments have been delivered to and are in the possession of the Agent, (v) Receivables owing by an account debtor which is not solvent or is subject to any bankruptcy or insolvency proceeding of any kind, (vi) Receivables owing by an account debtor located outside of the United States (unless payment for the goods shipped is secured by an irrevocable letter of credit in a form and from an institution acceptable to the Agent), (vii) Receivables which are contingent or subject to offset, deduction, counterclaim, dispute or other defense to payment, in each case to the extent of such offset, deduction, counterclaim, dispute or other defense, (viii) Receivables for which any direct or indirect Subsidiary or any Affiliate is the account debtor, (ix) Receivables representing a sale to the government of the United States or any agency or instrumentality thereof unless the Federal Assignment of Claims Act has been complied with to the satisfaction of the Agent with respect to the granting of a security interest in such Receivable, with or other similar applicable law, (x) stumpage receivables, and (xi) Receivables which fail to meet such other specifications and requirements as may from time to time be established by the Agent in its good faith reasonable discretion.

        "Intercreditor Agreement" means that certain Intercreditor Agreement dated as of April 19, 2002 among the Company, the Master Partnership, the Collateral Agent appointed pursuant to the terms of the Intercreditor Agreement, the Agent for the Banks under the Facility A Credit Agreement, the Banks from time to time party to the Facility A Credit Agreement and the holders of the Senior Notes as amended, supplemented modified, restated or renewed from time to time in accordance with the terms thereof.

        "Leverage Ratio" means, as of the last day of any fiscal quarter of the Company, the ratio of (i) the aggregated stated balance sheet amount of all Indebtedness of the Company and its Subsidiaries (other than the Facility B Loans), determined on a consolidated basis in accordance with GAAP as at such day to (ii) Adjusted EBITDA for the four fiscal quarters of the Company ending on such day.

        "Leverage Ratio Trigger Date" means the date on which the amount of timber sold (excluding the sale of timber to the extent included in the calculation of amounts harvested under Section 3.4) by the Company and its Subsidiaries since January 1, 2003 exceeds 800,000,000 board feet.

        "Net Proceeds" shall mean, in connection with any sale, transfer or other disposition of property, all cash proceeds of any such sale, transfer or other disposition net only of pro rated ad valorem taxes, any commissions due brokers not affiliated with the Company (such commissions in aggregate not to exceed 10% of the gross sales price) and reasonable and customary cash costs of closing with respect thereto (whenever paid) including sale, use or other transaction taxes paid or payable by such Person as a direct result thereof and with respect to the harvesting of excess timber by the Company or any of its Subsidiaries pursuant to Section 3.4, all reasonable cash expenses properly allocable to such harvesting of excess timber and other cash costs incidental thereto (in each case, whenever paid) including sale, use or other transaction taxes paid or payable by such Person as a direct result thereof.

        "Revolving Termination Date" means the earlier to occur of: (a) December 31, 2005 and (b) the date on which the Aggregate Commitment terminates in accordance with the provisions of this Agreement.

        "Third Amendment Effective Date" shall have the meaning assigned to such term in Section 4 of the Third Amendment to the Agreement dated as of April 19, 2002.

        2.1    Amounts and Terms of Commitments.

        (a)  Each Bank severally agrees, on the terms and conditions set forth herein, to make loans to the Company (each such loan, a "Syndicated Loan") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth on Schedule 2.1 under the heading "Commitment" (such amount, as the same may be reduced under Sections 2.5 or 2.7 or as a result of one or more assignments under Section 11.8, the Bank's "Commitment"); provided, however, that, after giving effect to any Borrowing of Syndicated Loans, the Effective Amount of all outstanding Syndicated Loans and

Swingline Loans and the Effective Amount of all L/C Obligations (1) shall not exceed $40,000,000; (2) shall not at any time exceed the Aggregate Commitment; and (3) shall not exceed the Borrowing Base; and provided further, that the Effective Amount of the Syndicated Loans of any Bank plus such Bank's participation in the Effective Amount of all Swingline Loans, if any, and all L/C Obligations shall not at any time exceed such Bank's Commitment. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.1, prepay under Section 2.6 and reborrow under this Section 2.1. This amendment and restatement of the 1996 Facility B Credit Agreement shall not be deemed a repayment, satisfaction, cancellation, or novation of the loans outstanding thereunder or any other obligations of the Company under the 1996 Facility B Credit Agreement or any of the "Loan Documents" (as defined therein), which shall instead continue and constitute Obligations hereunder and under the other Loan Documents; provided, however, that upon the Closing Date, all outstanding "Loans" under and as defined in the 1996 Facility B Credit Agreement, subject to Section 4.4 thereof, shall be prepaid in full with the proceeds of Loans hereunder or from other funds.

        2.3    Procedure for Borrowing.

        (a)  Each Borrowing of Syndicated Loans shall be made upon the Company's irrevocable written notice (which notice may be delivered telephonically and confirmed in writing on the same day) delivered to the Agent in the form of a Notice of Borrowing which notice must be received by the Agent (i) prior to 10:00 a.m. (San Francisco time) at least three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans; and (ii) prior to 8:00 a.m. (San Francisco time) on the requested Borrowing Date, in the case of Base Rate Syndicated Loans, specifying:

          (A)  the amount of the Borrowing, which shall be in an aggregate minimum amount of $1,000,000 or any integral multiple of $500,000 in excess thereof;

          (B)  the requested Borrowing Date, which shall be a Business Day;

          (C)  the Type of Syndicated Loans comprising the Borrowing; and

          (D)  the duration of the Interest Period applicable to such Syndicated Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period and if the Borrowing comprises Offshore Rate Loans, such Interest Period shall be three months;

provided, however, that the Borrowing to be made on the Closing Date may comprise Offshore Rate Loans only if this Agreement has been fully executed before the giving of such notice or the Notice of Borrowing is accompanied by an indemnity letter signed by the Company and acceptable to the Agent and the Banks.

        2.4    Conversion and Continuation Elections.

        (a)  The Company may, upon irrevocable written notice to the Agent in accordance with subsection 2.4(b):

          (i)    elect as of any Business Day, in the case of Base Rate Syndicated Loans, or as of the last day of the applicable Interest Period, in the case of Offshore Rate Loans, to convert any such Syndicated Loans (or any part thereof in an aggregate minimum amount of $1,000,000, or any integral multiple of $500,000 in excess thereof) into Syndicated Loans of any other Type; or

          (ii)  elect as of the last day of the applicable Interest Period, to continue any Syndicated Loans having Interest Periods expiring on such day (or any part thereof in an aggregate minimum amount of $1,000,000, or any integral multiple of $500,000 in excess thereof);

provided, that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $500,000, such Offshore Rate Loans shall automatically convert into Base Rate Syndicated Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

        2.5    Voluntary Termination or Reduction of Commitments.

        The Company may, upon not less than five Business Days' prior notice to the Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $5,000,000 or any integral multiple of $5,000,000 in excess thereof, unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, (a) the Effective Amount of all Syndicated Loans, Swingline Loans and L/C Obligations together would exceed the lesser of (i) the Aggregate Commitment then in effect, and (ii) the Borrowing Base, or (b) the Effective Amount of all L/C Obligations then outstanding would exceed the L/C Commitment. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Aggregate Commitment shall be applied to each Bank according to its Pro Rata Share. All accrued commitment fees and letter of credit fees to, but not including, the effective date of any reduction or termination of the Aggregate Commitment, shall be paid on the effective date of such reduction or termination.

        2.6    Optional Prepayments.

        Subject to Section 4.4, the Company may, at any time or from time to time, upon irrevocable notice (which notice may be delivered telephonically and confirmed in writing on the same day) delivered to the Agent not later than 10:00 a.m. (San Francisco time) at least three Business Days prior to such prepayment in the case of Offshore Rate Loans and not later than 8:00 a.m. (San Francisco) time on the date of such prepayment in the case of Base Rate Syndicated Loans and Swingline Loans, (i) ratably prepay Syndicated Loans in whole or in part, in minimum amounts of $1,000,000 or any integral multiple of $500,000 in excess thereof, and (ii) prepay in whole or in part Swingline Loans, in minimum principal amounts of $250,000 or any integral multiple of $100,000 in excess thereof. Such notice of prepayment shall specify (i) the date and amount of such prepayment, and (ii) whether such prepayment is of Offshore Rate Loans, Base Rate Syndicated Loans or Swingline Loans, or any combination thereof. The Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank's Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.4.

        2.7    Mandatory Prepayments of Loans; Mandatory Commitment Reductions.

          (a)  Mandatory Prepayments.

          (i)(A)["Intentionally omitted"].

          (B)  ["Intentionally omitted"].

          (C)  Prepayments to be made pursuant to this subsection 2.7(a)(i) shall be applied, first, to prepay any Base Rate Syndicated Loans, second, to prepay Swingline Loans, and third, at the Company's option, to Cash Collateralize (which cash collateral shall be applied on the maturity date of their Interest Periods to prepay then outstanding Offshore Rate Loans in the order of their maturities) or to prepay any Offshore Rate Loans then outstanding (in the order of the maturity of their Interest Periods).

          (D)  ["Intentionally omitted"].

          (E)  If at any time, the sum of the Effective Amount of all L/C Obligations plus the Effective Amount of all Syndicated Loans and Swingline Loans shall exceed the lesser of (x) the Aggregate Commitment and (y) the Borrowing Base, the Company shall immediately prepay the Swingline Loans and, after all Swingline Loans have been repaid, prepay the Syndicated Loans, and after all Syndicated Loans have been repaid, Cash Collateralize the L/C Obligations, in an amount sufficient to eliminate such excess.

          (b)  Mandatory Commitment Reductions.

            (i)  ["Intentionally omitted"].

          (ii)  No reduction in the Aggregate Commitment pursuant to Section 2.5 shall reduce the L/C Commitment unless and until the Aggregate Commitment has been reduced to $10,000,000;

  thereafter, any reduction in the Aggregate Commitment pursuant to Section 2.5 shall equally reduce the L/C Commitment.

          (iii)  At no time shall the Swingline Commitment exceed the Aggregate Commitment, and any reduction of the Aggregate Commitment which reduces the Aggregate Commitment below the then current amount of the Swingline Commitment shall result in an automatic corresponding reduction of the Swingline Commitment to the amount of the Aggregate Commitment, as so reduced, without any action on the part of the Swingline Bank.

        2.10    Swingline Loans.

          (a)  Subject to the terms and conditions hereof, the Swingline Bank severally agrees to make a portion of the Aggregate Commitment available to the Company by making swingline loans (individually, a "Swingline Loan"; collectively, the "Swingline Loans") to the Company on any Business Day during the period from the Closing Date to the Revolving Termination Date in accordance with the procedures set forth in this Section in an aggregate principal amount at any one time outstanding not to exceed $2,000,000, notwithstanding the fact that such Swingline Loans, when aggregated with the Swingline Bank's outstanding Syndicated Loans and its Pro Rata Share of the L/C Obligations, may exceed the Swingline Bank's Commitment (the amount of such commitment of the Swingline Bank to make Swingline Loans to the Company pursuant to this subsection 2.10(a), as the same shall be reduced pursuant to subsection 2.7(b) or as a result of any assignment pursuant to Section 11.8, the Swingline Bank's "Swingline Commitment"); provided, that at no time shall (i) the sum of the Effective Amount of all Swingline Loans plus the Effective Amount of all Syndicated Loans plus the Effective Amount of all L/C Obligations exceed the lesser of (x) the Aggregate Commitment and (y) the Borrowing Base, or (ii) the Effective Amount of all Swingline Loans exceed the Swingline Commitment. Additionally, no more than four Swingline Loans may be outstanding at any one time. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this subsection 2.10(a), prepay pursuant to subsection 2.6 and reborrow pursuant to this subsection 2.10(a).

        3.1    The Letter of Credit Subfacility.

          (a)  On the terms and conditions set forth herein (i) the Issuing Bank agrees, (A) from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date to issue Letters of Credit for the account of the Company, and to amend or renew Letters of Credit previously issued by it, in accordance with subsections 3.2(c) and 3.2(d), and (B) to honor drafts under the Letters of Credit; and (ii) the Banks severally agree to participate in Letters of Credit Issued for the account of the Company; provided, that the Issuing Bank shall not be obligated to Issue, and no Bank shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "Issuance Date") (1) the Effective Amount of all L/C Obligations plus the Effective Amount of all Syndicated Loans and Swingline Loans exceeds the lesser of (x) the Aggregate Commitment and (y) the Borrowing Base, (2) the participation of any Bank in the Effective Amount of all L/C Obligations plus the Effective Amount of the Syndicated Loans of such Bank plus the participation of such Bank, if any, in the Effective Amount of all Swingline Loans exceeds such Bank's Commitment, or (3) the Effective Amount of L/C Obligations exceeds the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

        5.2    Conditions to all Credit Extensions.

        *****

          (e)    Availability.    Immediately after giving effect to the making of such Loan (and the application of the proceeds thereof) or to the issuance of such Letter of Credit, as the case may be, (i) the sum of the Effective Amount of all L/C Obligations plus the Effective Amount of all

  Syndicated Loans plus the Effective Amount of all Swingline Loans shall not exceed the lesser of (x) the Aggregate Commitment and (y) the Borrowing Base, (ii) the Effective Amount of all Swingline Loans shall not exceed the Swingline Commitment, and (iii) the Effective Amount of L/C Obligations shall not exceed the L/C Commitment.

        7.1    Financial Statements.

        The Company shall deliver to the Agent, in form and detail satisfactory to the Agent and the Applicable Required Parties, with sufficient copies for each Bank:

          (a)  as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, partners' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, identifying any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries, and accompanied by the opinion of a nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly in all material respects the financial position results of operations and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records and shall be delivered to the Agent pursuant to a reliance agreement between the Applicable Parties and such Independent Auditor in form and substance satisfactory to the Applicable Required Parties;

          (b)  as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, partners' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, in each case (A) setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year and (B) setting forth year to date consolidated figures and (C) identifying any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position, the results of operations and cash flows of the Company and its Subsidiaries;

          (c)  as soon as available, but not later than 90 days after the end of each fiscal year, a copy of an unaudited consolidating balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidating statement of income for such year, certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in subsection 2.1(a);

          (d)  as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidating balance sheets of the Company and its Subsidiaries, and the related consolidating statements of income for such quarter, all certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in subsection 2.1(b);

          (e)  as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Master Partnership and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, partners' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of the Independent Auditor which report shall state that such consolidated financial statements present fairly in all material respects the financial position results of operations and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Master Partnership's or any Subsidiary's records and shall be delivered to the Agent pursuant to a reliance agreement between the Applicable Parties and such Independent Auditor in form and substance satisfactory to the Applicable Required Parties;

          (f)    as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Master Partnership and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, partners' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, in each case (A) setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year and (B) setting forth year to date consolidated figures and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position, the results of operations and cash flows of the Master Partnership and its Subsidiaries;

          (g)  as soon as available, but not later than January 31 of each year, a business plan which shall include (i) pro-forma financial projections of the consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of income or operations, partner's equity and cash flows, for the five year period beginning January 1 of the year of delivery of such business plan, and (ii) timber inventories, timber harvests, lumber and other wood product shipments, projected average prices for logs and lumber by species and type, a timber log flow report and an outside timber harvest/log procurement contract summary; which projections shall be accompanied by appropriate assumptions and sufficient supporting details on which such projections are based, certified by a Responsible Officer as fairly presenting management's good faith projection of probable results for such period;

          (h)  as soon as available, but in any event within 90 days after the end of each calendar year, the report entitled "Fair Market Value of Timber Cut, determined for Section 631(a) of the Internal Revenue Code, Capital Gains Treatment" prepared with respect to the prior calendar year by Mason, Bruce and Girard, or another nationally recognized timber appraiser reasonably acceptable to the Applicable Required Parties;

          (i)    as soon as available, but in any event within 30 days after the end of each calendar month, (1) internal management reports discussing the financial position and results of operations of the Company and its Subsidiaries and (2) a detailed report discussing updates on any sale, conveyance or disposition of any assets or any other form of acquisition, disposition or liquidation of the Company and its Subsidiaries, which report shall set forth, in reasonable detail, the assets to be sold, the nature of the proposed transaction, the approximate value of the proposed transaction, the number of bidders or potential purchasers involved, and the current status of negotiations; and

          (j)    as soon as available, but not later than 20 days after the end of each calendar month, a certificate as of the end of the immediately preceding month, substantially in the form of Schedule 7.1(j) and certified by a Responsible Officer of the Company to be true and correct as of the date thereof (a "Borrowing Base Certificate").

        7.13    Audits/Inspections.

        Upon reasonable notice and during normal business hours, the Company will, and will cause each of its Subsidiaries to, permit representatives appointed by the Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Agent or its representatives to investigate and verify the accuracy of information provided to the Banks and to discuss all such matters with the officers, employees and representatives of such Person. The Company agrees that the Agent, and its representatives, may conduct an annual audit of the Collateral, at the expense of the Company. The Agent expects its representatives to commence such an audit within sixty (60) days of the Third Amendment Effective Date.

        8.1    Limitation on Liens.

        The Company shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

          (a)  any Lien existing on property of such Person on the Third Amendment Effective Date and set forth in Schedule 8.1;

        *****

          (i)    purchase money security interests on any property acquired or held by such Person in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that(i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 85% (or 100% in the case of capital leases) of the cost of such property, and (iv) the aggregate outstanding principal amount of the Indebtedness secured by any and all such purchase money security interests, together with the aggregate principal component of any and all capital lease obligations secured by Liens permitted under subsection 8.1(j), shall not at any time exceed $10,000,000;

          (j)    Liens securing obligations in respect of capital leases on assets subject to such leases, provided that the aggregate outstanding principal component of capital lease obligations secured by any and all such Liens, together with the aggregate outstanding principal amount of the Indebtedness secured by any and all purchase money security interests permitted under subsection 8.1(i), shall not at any time exceed $10,000,000;

        *****

          (l)    Liens securing Contingent Obligations of less than $1,000,000 in the aggregate at any time and otherwise permitted under Subsection 8.9(d);

          (m)  other Liens that secure claims or Indebtedness otherwise permitted under Section 8.6 of less than $1,000,000 in the aggregate and that exist no more than 10 days before being released or terminated; and

          (n)  Liens securing the obligations under the Facility A Credit Agreement (and any refinancing or refunding thereof), the Senior Notes and the documents executed and delivered in connection therewith.

        8.2    Asset Dispositions.

        The Company will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any part of its assets (including accounts receivable and capital stock of Subsidiaries) to any Person, other than:

          (a)  sales of timber, logs, lumber and other inventory (in each case, excluding the sale of timber with land) in the ordinary course of business for fair market value;

          (b)  sales for fair market value of equipment which is surplus, worn-out or obsolete or no longer useful in the ordinary course of business; provided that (i) the proceeds of such equipment are reinvested in similar equipment within six (6) months of the date of such sale, transfer, lease or other disposition, and (ii) the aggregate net book value of all equipment subject to such sale, transfer, lease or other disposition does not exceed $1,000,000;

          (c)  sales of assets other than standing timber for fair market value, the gross sale proceeds of which, together with the gross sale proceeds of all other assets sold, transferred, leased, contributed, or conveyed pursuant to this clause by the Company or any of its Subsidiaries does not exceed in the aggregate an amount equal to $10,000,000 in each calendar year (with any unused portion of the amount available for any calendar year allowed to be carried over to the following year); provided that the cumulative amount of such sales during the term of this Agreement shall not exceed $30,000,000;

          (d)  ["Intentionally omitted"];

          (e)  exchanges of timberland for other timberland in the ordinary course of business with Persons who are not Affiliates of the Company, provided that:

            (i)  the timberland to be received in exchange is of at least an equivalent fair market value to the timberland to be exchanged;

          (ii)  the timberland to be received in exchange is located in the United States; and

          (iii)  the aggregate fair market value of all such timberlands exchanged shall not exceed $50 million in the aggregate.

provided, however, that any exchange permitted by this subsection 8.2(e) may be in the form of a tax deferred exchange so long as such tax deferred exchange is completed within 180 days;

          (f)    dispositions for fair market value thereof of assets not otherwise permitted hereunder to Persons who are not Affiliates of the Company provided that:

            (i)  at the time of such disposition, no Default or Event of Default exists or shall result from such disposition;

          (ii)  at the time of such disposition, the Agent shall have received a Borrowing Base Certificate reflecting the assets of the Company upon consummation of such disposition; and

          (iii)  the Company shall comply with the requirements of the Facility A credit Agreement and the Intercreditor Agreement in respect of the Net Proceeds of such disposition;

        and

          (g)  dispositions of assets permitted under subsection 8.3.

        8.3    Consolidations and Mergers.

        The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that any wholly-owned Subsidiary of the Company may (i) merge with the Company, provided that the Company (A) shall be the continuing or surviving partnership and (B) shall have a consolidated net worth immediately following such merger equal to or greater than the consolidated net worth of the Company immediately preceding such merger, (ii) sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company, or (iii) merge with any other wholly-owned Subsidiary of the Company, provided that the surviving Subsidiary shall have a consolidated net worth immediately following such merger equal to or greater than the consolidated net worth of the surviving Subsidiary immediately preceding such merger; provided, however, in each case (A) no Default or Event of Default exists or shall result from such merger or sale and (b) immediately after such merger or sale, the ratio of (1) Pro Forma Consolidated Cash Flow to Pro Forma Interest Expenses is greater than 2.50 to 1.00, and (2) Pro Form Consolidated Cash Flow to Pro Forma Maximum Debt Service is greater than 1.25 to 1.00.

        8.4    Harvesting Restrictions.

        The Company shall not, and shall not suffer or permit any of its Subsidiaries to, in any calendar year, commencing with 2002, harvest timber or sell standing timber on its or any Subsidiary's timberlands in excess of Planned Volume as of the last day of such calendar year unless, the Company shall prepay the Obligations in accordance with the terms of the Facility A Credit Agreement and the Intercreditor Agreement in an amount equal to 100% of the Net Proceeds of such excess harvest (which shall be determined based upon the average prices received on the sale of all timber harvested during such period and a reasonable allocation of direct cash expenses incurred in connection with the harvesting and sale of timber during such period). "Planned Volume" shall mean 200,000,000 board feet of timber, as decreased year to year by the same percentage that the Annual Timber Decrease for each calendar year effective on the Effective Date represents as a percentage of the inventory of standing timber owned by the Company and its Subsidiaries at the end of the prior calendar year. For purposes of the foregoing:

    "Annual Timber Decrease" shall mean the amount, in board feet, by which the number of board feet of timber sold by the Company and its Subsidiaries (excluding any amount of timber sold pursuant to the sale of the properties generally referred to as the Inland Tree Farm) shall exceed the number of board feet of timber acquired by the Company and its Subsidiaries during such calendar year.

    "Effective Date" for any Annual Timber Decrease shall be the date of the last disposition of any timber sold by the Company and its subsidiaries (excluding any disposition of timber sold pursuant to the sale of the properties generally referred to as the Inland Tree Farm) in any calendar year.

        8.5    Loans and Investments.

        The Company shall not purchase or acquire or make any commitment for, or suffer or permit any of its Subsidiaries to purchase or acquire, or make any commitment for, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisition, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company, except for:

          (a)  investments of the type specified in, and in accordance with the requirements and limitations of, the Investment Policy;

          (b)  the loans existing on the Third Amendment Effective Date and set forth on Schedule 8.5;

          (c)  extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business or from sale of assets sold in compliance with Section 8.2;

          (d)  extensions of credit by the Company to any of its wholly-owned Subsidiaries or by any of its Subsidiaries to another of its wholly-owned Subsidiaries or the Company;

          (e)  advances or deposits in the ordinary course of business to owners of timber or timberlands to acquire the right to harvest timber;

          (f)    Acquisitions that become wholly-owned Subsidiaries in exchange for equity of the Company; and

          (g)  investments or Acquisitions not otherwise permitted hereunder in a Person as long as (x) such investments or Acquisitions are made with the Net Proceeds of dispositions of assets pursuant to Subsection 3.2(c), (y) after giving effect to such investment or Acquisition, the Company remains engaged solely in a Permitted Business on a consolidated basis and (z) such Person is domiciled in, and substantially all of its assets are located in, the United States or Canada.

        8.6    Limitation on Indebtedness.

        The Company shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (a)  Indebtedness incurred pursuant to this Agreement;

          (b)  Indebtedness incurred pursuant to the Senior Notes;

          (c)  Indebtedness incurred pursuant to the Facility A Credit Agreement (and any refunding or refinancing thereof);

          (d)  Indebtedness existing on the Third Amendment Effective Date and set forth on Schedule 8.6;

          (e)  Indebtedness secured by Liens permitted by subsection 8.1(i) or subsection 8.1(j);

          (f)    other unsecured Indebtedness provided that the aggregate outstanding principal amount of such Indebtedness shall not at any time exceed $10,000,000 and provided further that such Indebtedness is expressly subordinate to the Obligations hereunder by subordination provisions reasonably acceptable to the Agent and the Required Banks; and

          (g)  obligations consisting of trade payables entered into in the ordinary course of business on ordinary terms.

        8.9    Contingent Obligations.

        The Company shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except:

          (a)  endorsements for collection or deposit in the ordinary course of business;

          (b)  ["Intentionally omitted"]

          (c)  Contingent Obligations of the Company and its Subsidiaries existing as of the Third Amendment Effective Date and set forth on Schedule 8.9; and

          (d)  Contingent Obligations of the Company under timber harvest and log procurement contracts to acquire timber from private and government owners in the ordinary course of business and reimbursement obligations with respect to bonds issued to secure the Company's performance thereunder.

        8.10    Joint Ventures.

        The Company shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any Joint Venture.

        8.11    Restricted Payments.

        The Company shall not, and shall not suffer or permit any Subsidiary to, declare or make any limited partner or general partner distribution or dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any, limited or general partnership interest or shares of any class of capital stock, or purchase, redeem or otherwise acquire for value any partnership interest or shares of capital stock or any warrants, rights or options to acquire such partnership interest or shares, now or hereafter outstanding (each a "Restricted Payment"); except that:(a) the Company may declare and make distributions payable solely in general or limited partnership interests or units; (b) ["Intentionally omitted"]; and (c) Subsidiaries of the Company may declare and make dividends or distributions to the Company.

        8.15    Financial Covenants.

          (a)    Minimum Adjusted EBITDA.    Until the earlier of the Leverage Ratio Trigger Date and December 31, 2003, Adjusted EBITDA, as of the last day of each fiscal quarter set forth below, shall be greater than or equal to:

            (i)  for the fiscal quarter period ending on June 30, 2002 on an annualized basis, $35,400,000;

          (ii)  for the two fiscal quarter period ending on September 30, 2002 on an annualized basis, $34,900,000;

          (iii)  for the three fiscal quarter period ending on December 31, 2002 on an annualized basis, $33,600,000;

          (iv)  for the four fiscal quarter period ending on March 31, 2003, $35,400,000;

          (v)  for the four fiscal quarter period ending on June 30, 2003, $41,300,000;

          (vi)  for the four fiscal quarter period ending on September 30, 2003, $45,700,000;

        (vii)  for the four fiscal quarter period ending on December 31, 2003, $46,300,000;

provided that if the Company or its Subsidiaries sells assets at any time during the period commencing on January 1, 2003 and ending on December 31, 2003, the minimum amounts of Adjusted EBITDA required under clauses (iv), (v), (vi) and (vii) above would be reduced by $1,000,000 for every 100,000,000 board feet of timber sold.

          (b)    Maximum Leverage Ratio.    If the Leverage Ratio Trigger Date occurs before June 30, 2003, the Company shall comply with clause (i) below and shall not be required to comply with clause (ii) below. If the Leverage Ratio Trigger Date occurs after June 30, 2003, then commencing on the earlier of December 31, 2003 and the Leverage Ratio Trigger Date, the Company shall comply with clause (ii) below and shall not be required to comply with clause (i) below.

            (i)  The Company shall not permit the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company ending during any of the periods set forth below to exceed the ratio indicated for such period:

Period	Maximum Leverage Ratio
Leverage Ratio Trigger Date to June 30, 2003	10.50 to 1:0
July 1, 2003 to December 31, 2003	9.00 to 1.0
January 1, 2004 to March 31, 2004	8.25 to 1.0
April 1, 2004 to June 30, 2004	7.50 to 1.0
July 1, 2004 to September 30, 2004	7.00 to 1.0
October 1, 2004 to March 31, 2005	6.75 to 1.0
April 1, 2005 to June 30, 2005	6.00 to 1.0
July 1, 2005 and all times thereafter	6.75 to 1.0

provided that if the Company and its Subsidiaries sell assets totaling 600,000,000 board feet of timber in the aggregate during the first six months of calendar year 2005, the following ratios will apply to the corresponding periods set forth above from and after the date of such sale:

Period	Maximum Leverage Ratio
January 1, 2005 to March 31, 2005	6.75 to 1.0
April 1, 2005 to June 30, 2005	4.75 to 1.0
July 1, 2005 and all times thereafter	5.25 to 1.0

          (ii)  The Company shall not permit the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company ending during any of the periods set forth below to exceed the ratio indicated for such period:

Period	Maximum Leverage Ratio
Leverage Ratio Trigger Date to December 31, 2003	9.00 to 1:0
January 1, 2004 to March 31, 2004	8.25 to 1.0
April 1, 2004 to June 30, 2004	7.50 to 1.0
July 1, 2004 to September 30, 2004	7.00 to 1.0
October 1, 2004 to March 31, 2005	6.75 to 1.0
April 1, 2005 to June 30, 2005	6.00 to 1.0
July 1, 2005 and all times thereafter	6.75 to 1.0

provided that if the Company and its Subsidiaries sell assets totaling 600,000,000 board feet of timber in the aggregate during the first six months of calendar year 2005, the following ratios will apply to the corresponding periods set forth above from and after the date of such sale:

Period	Maximum Leverage Ratio
January 1, 2005 to March 31, 2005	6.75 to 1.0
April 1, 2005 to June 30, 2005	4.75 to 1.0
July 1, 2005 and all times thereafter	5.25 to 1.0

        (c)    Capital Expenditures.    The Company and its Subsidiaries shall not make or commit to make Capital Expenditures during any fiscal year in excess of $10,000,000 (the "Maximum Capital Expenditures Amount"), provided that the Maximum Capital Expenditures Amount for any fiscal year of the Company shall be increased by an amount equal to the excess, if any, of the Maximum Capital Expenditures Amount for the previous fiscal year of the Company (prior to any adjustment in accordance with this proviso) over the actual amount of Capital Expenditures for such previous fiscal year. The Maximum Capital Expenditures Amount for fiscal year 2003 shall be reduced by $450,000 for each 100,000,000 board feet of timber sold during fiscal year 2003 (excluding the sale of that property known as the Inland Tree Farm) with such decrease to carry over to subsequent fiscal years. The Maximum Capital Expenditures Amount for fiscal year 2004 shall be reduced by $150,000 for each 100,000,000 board feet of timber sold during fiscal year 2004 and each fiscal year thereafter with any such decrease to carry over to subsequent fiscal years.

        11.1    Amendments and Waivers.

        No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Required Banks (or by the Agent at the written request of the Required Banks) and the Company, and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and the Company and acknowledged by the Agent, do any of the following:

          (a)  increase or extend the Commitment of any Bank or the Swingline Commitment of the Swingline Bank (or reinstate any such Commitment terminated pursuant to subsection 9.2(a));

          (b)  postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

          (c)  reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (iii) below) any fees or other amounts payable hereunder or under any other Loan Document;

          (d)  change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder;

          (e)  amend this Section, or Section 2.15, or any provision herein providing for consent or other action by all Banks;

          (f)    release any Collateral except as otherwise may be provided by the Loan Documents or except where the consent of the Required Banks only is specifically provided for;

          (g)  increase the availability under the Borrowing Base; or

          (h)  waive the mandatory prepayment requirement set forth in subsection 2.7(a)(i)(E);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Issuing Bank under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Bank in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Swingline Bank under this Agreement or any other Loan Document, and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

        11.6    Marshalling; Payments Set Aside.

Neither the Agent nor the Banks shall be under any obligation to marshall any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and shall be immediately due and payable, and (b) each Bank severally agrees to pay to the Agent upon demand its Pro Rata Share of any amount so recovered from or repaid by the Agent.

Schedule 1.1

Investment Policy

(see attached)

Schedule 7.1(j)

Form of Borrowing Base Certificate

[Date of Delivery]

        For the calendar month ended                         , 20    .

        I,                                         ,                                          of Crown Pacific Limited Partnership (the "Company") hereby certify that, to the best of my knowledge and belief, with respect to that certain Amended and Restated Facility B Credit Agreement dated as of December 1, 1999 (as amended, modified, restated or supplemented from time to time, the "Credit Agreement"; all of the defined terms in the Credit Agreement are incorporated herein by reference) among the Company, the Banks and Bank of America, N.A., as Agent, Issuing Bank and Swingline Bank:

RECEIVABLES

1.	Receivables (as defined in the definition of Eligible Receivables in Section 1.1 of the Credit Agreement) owned by or owing to the Company (or any of its Subsidiaries)	$
2.	(i) Receivables of the Company not subject to a perfected, first priority Lien in favor of the Agent or subject to any Lien, other than a Permitted Lien	$
	(ii) Receivables of the Company which are more than 60 days past due or 90 days from the date of invoice (net of reserves for bad debts in connection with any such Receivables of the Company)	$

	(iii) 50% of the book value of any Receivable of the Company not otherwise excluded by clause (ii) above but owing from an account debtor which is the account debtor on any existing Receivable of the Company then excluded by such clause (ii) unless the exclusion by such clause (ii) is a result of a legitimate dispute by the account debtor and the applicable Receivable of the Company is no more than 90 days past due)	$
	(iv) Receivables of the Company evidenced by notes, chattel paper or other instruments (unless such notes, chattel paper or instruments have been delivered to and are in the possession of the Agent)	$
	(v) Receivables of the Company owing by an account debtor which is not solvent or is subject to any bankruptcy or insolvency proceeding of any kind	$

	(vi) Receivables of the Company owing by an account debtor located outside of the United States (unless payment for the goods shipped is secured by an irrevocable letter of credit in a form and from an institution acceptable to the Agent)	$

	(vii) Receivables of the Company which are contingent or subject to offset, deduction, counterclaim, dispute or other defense to payment, in each case to the extent of such offset, deduction, counterclaim, dispute or other defense	$
	(viii) Receivables of the Company for which any direct or indirect Subsidiary of the Company or any Affiliate of the Company is the account debtor	$

	(ix) Receivables of the Company representing a sale to the government of the or any agency or instrumentality thereof (unless the Company has complied (to the satisfaction of the Agent) with the Federal Assignment of Claims Act or other similar applicable law with respect to the Agent's security interest in such Receivable)	$

	(x) stumpage Receivables	$
	(xi) Receivables of the Company which fail to meet such other specifications as have been established by the Agent	$
	(xii) Sum of lines (i) through (xi)	$
3.	Eligible Receivables (Line 1 less Line 2(xii))	$
4.	Eligible Receivables Borrowing Base (85% of Eligible Receivables)	$
INVENTORY
5.
	Inventory (the lower of the aggregate book value (based on a FIFO or a moving average cost valuation, consistently applied) or fair market value of all raw materials, work in process and finished goods inventory owned by the Company less appropriate reserves determined in accordance with GAAP)	$
6.	(i) Inventory not subject to a perfected, first priority Lien in favor of the Agent or subject to any Lien other than a Permitted Lien	$
	(ii) Inventory which is not in good condition or fails to meet standards for sale or use imposed by governmental agencies, departments or divisions having regulatory authority over such goods	$

	(iii) Inventory which is not useable or salable at prices approximating their cost in the ordinary course of the Company's business (including without duplication the amount of any reserves for obsolescence, unsalability or decline in value)	$
	(iv) Inventory located outside of the United States	$
	(v) Inventory located at a location leased by the Company with respect to which the Agent shall not have received a landlord's waiver satisfactory to the Agent	$
	(vi) Inventory which is leased or on consignment	$
	(vii) Inventory not at a location which has been disclosed to the Agent	$
	(viii) Inventory which fails to meet such other specifications as have been established by the Agent	$
	(ix) Sum of lines (i) through (viii)	$
7.	Eligible Inventory (Line 5 less Line 6(ix))	$
8.	Eligible Inventory Borrowing Base (60% of Eligible Inventory)	$
BORROWING BASE
9.	Total Borrowing Base availability (Line 4 plus Line 8)	$
10.	Aggregate Outstanding Syndicated Loans, Swingline Loans and L/C Obligations under the Credit Agreement	$
11.
If Line #9 is greater than Line #10, then the difference ($ ) (or, if less, the remaining amount of the Aggregate Commitment) is available for extensions of credit; if Line #10 is greater than Line #9, then the Company shall prepay or otherwise reduce so much of the outstanding Syndicated Loans, Swingline Loans and L/C Obligations as shall be necessary to eliminate such excess ($ ).

        With reference to this Borrowing Base certificate, I hereby certify that the above statements are true and correct.

        IN WITNESS WHEREOF, I have hereunto set my hand to this certificate in my capacity as    of the Company as of the date first written above.

CROWN PACIFIC LIMITED PARTNERSHIP
By:

Name:

Title:

Schedule 8.1

Existing Liens

None.

Schedule 8.5

Existing Loans and Investments

None.

Schedule 8.6

Existing Indebtedness

None.

Schedule 8.9

Existing Contingent Obligations

1.
$2,000,000 in connection with sublease to Louisiana Pacific

Exhibit B

Legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP

Exhibit C

Legal opinion of Ball Janik LLP

QuickLinks

  EXHIBIT 10.3
THIRD AMENDMENT (FACILITY B)
RECITALS
Schedule Amend-3(c) Exceptions to Representations and Warranties
ATTACHMENT 1 TO SCHEDULE I Address of Property at Which Inventory and Records are located
Exhibit A
Schedule 1.1 Investment Policy (see attached)
Schedule 7.1(j) Form of Borrowing Base Certificate [Date of Delivery]
Schedule 8.1 Existing Liens None.
Schedule 8.5 Existing Loans and Investments None.
Schedule 8.6 Existing Indebtedness None.
Schedule 8.9 Existing Contingent Obligations
Exhibit B Legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Exhibit C Legal opinion of Ball Janik LLP